Merchant Processing Agreement
The following are the Terms & Conditions of the Merchant Processing Agreement (“Agreement”):
1. Services
1.1    Merchant agrees that during the Term of this Agreement, HPS shall be the exclusive provider of the types of services received hereunder, including for all electronic payments processing, for Merchant and each of its Locations, it will not use the services of any bank, corporation, entity or any other person other than HPS for the processing of bankcard Transactions, unless otherwise approved by HPS.
1.2    Merchant acknowledges and agrees that HPS may provide payment processing services hereunder through the Card Schemes and contracts or subcontracts with third parties engaged in the business of processing and Authorization, and specifically authorizes such third parties, including the Card Schemes, to exercise all of the rights of HPS hereunder, including but not limited to, the rights under 4.20 to debit Merchant’s Account for all fees, costs, charges, and other liabilities. Upon request in writing by Merchant, HPS will identify the third parties involved in Merchant’s processing.
1.3    Merchant agrees that it:

(a)	shall comply with the Rules and this Agreement;

(b)	shall cause, to the extent applicable, each of its Locations and Third Party Agents to comply with the Rules and this Agreement; and

(c)	is responsible for any non-compliance by its Locations and/or Third Party Agents.
2. Definitions
2.1    “Account” means a commercial checking account maintained by Merchant for the crediting of collected funds and the debiting of fees and charges pursuant to the terms of this Agreement.
2.2    “ACH” means the Automated Clearing House service offered by the Federal Reserve.
2.3    “Agreement” means this Merchant Processing Agreement and the Merchant Application as may be amended from time to time and any product-specific addendum executed by the parties for additional Heartland Services. It includes the application submitted and executed by the Merchant and HPS.
2.4    “Authorization” means the act of obtaining approval from the Card Issuer for an individual Transaction.
2.5    “Card” means:

(a)	a valid credit, debit, charge or payment card in the form issued under license from the Card Schemes; or

(b)	any other valid credit, debit, charge or payment card accepted by Merchant under this Agreement with HPS.
2.6    “Card Schemes” used interchangeably with Card Brands means VISA U.S.A., Inc., VISA International, Inc.,
MasterCard International, Inc., Discover Financial Services, American Express Travel Related Services Company, Inc., PayPal or any other Card Issuer that provides Cards that are accepted by Merchant under this Agreement with HPS and, with respect to on-line debit Card Transactions the on-line Debit Networks.
2.7    “Card Issuer” means the financial institution or company that has provided a Card to the Cardholder.
2.8    “Cardholder” used interchangeably with Card Member means the person or Card Member whose name is embossed upon the face of the Card.
2.9    “Card-Not-Present Transaction” means any Transaction for which required data is not electronically captured by reading information encoded in or on the Card and includes mail order, telephone order and Internet Transactions.
2.10    “Card Swipe” means the electronic capture of a Card’s magnetic stripe data by point of sale equipment or other electronic payment device at the time of Sale, and the inclusion of that data with the electronic submission of the Sale. Only a “Card Swipe,” “EMV Transaction” or its manual equivalent, an “Imprint,” is acceptable by the Card Scheme as proof that the Card was present at the time of the Sale.

2.11    “Chargeback” means the procedure by which:
(a) a sales Transaction (or disputed portion thereof) is returned to HPS by a Card Issuer because such item does not comply with the Rules, the Card Issuer’s operating regulations or for any other reason as provided in this Agreement; and (b) the Merchant’s Account is debited for such return.

2.12	“Credit Voucher” means a document or Transaction executed by Merchant evidencing any refund or price adjustment relating to Products or services to be credited to a Cardholder account.
2.13    “Debit Networks” means the Authorization networks utilized by Merchant for PIN Debit Transactions.

2.14	“Discount” means the fee paid by Merchant to HPS expressed as a percentage of Card Scheme sales processed by HPS.
2.15    “EBT Provider” means any merchant which participates in programs for debit card access to electronically distributed government benefits.

2.16	“EBT Transaction” means any retail sale of Products, from a Merchant for which the customer makes payment using an EBT Card presented to HPS for payment.
2.17    “EMV Card” refers to a form of smart payment card with technical standards originally created by Europay,
MasterCard and Visa (EMV) embedded with a chip containing encrypted Cardholder account information, which is readable by an EMV-enabled device. An EMV Card may be used by: (1) inserting it into a card reader that is integrated with a point of sale system; or (2) by tapping it against a point of sale device’s contactless reader. Visit http://www.emv-connection.com/ for more information on EMV.

2.18
“EMV Transaction” means the electronic acceptance of an EMV Card’s chip data by point of sale equipment or other electronic payment device at the time of Sale, and the inclusion of that data with the electronic submission of the Sale. Only a “Card Swipe”, “EMV Transaction” or its manual equivalent, an “Imprint”, is acceptable by the Card Scheme as proof that the Card was present at the time of the Sale.

2.19    “HPS” means collectively Heartland Payment Systems, Inc., a registered ISO of Member Sponsor Banks.
2.20    “Imprint” means:

(a)	a physical impression of a Card on a Sales Draft manually obtained through the use of an imprinter; or

(b)
the electronic equivalent obtained by swiping, inserting or tapping a Card using equipment and electronically printing a Sales Draft. Only an “Imprint” or its electronic equivalents, a “Card Swipe” or “EMV Transaction,” is acceptable by the Card Scheme as proof that the Card was present at the time of Sale.

2.21    “Internet Merchant” means a Merchant that accepts Transactions electronically via the World Wide Web
(www).
2.22    “Locations” means an entity that receives Authorization and Settlement Services from or through Merchant pursuant to a contractual arrangement with Merchant; including Merchant-owned Locations and Locations owned by third parties for whom Merchant assumes complete responsibility, including but not limited to licensees, franchisees, jobbers, and dealers.
2.23    “Merchant” generally means the party identified as the recipient of this Agreement and its principals and owners and, as applicable each separate Location of Merchant.

2.24	“MCC” also known as “Merchant Category Code” is a 4 digit number used to describe the Merchants primary business.

2.25	“Member Sponsor Bank” is a bank that has obtained a membership with the Card Brands to allow processor access to the Card Brand Networks.
2.26     “Merchant Servicer” means a Third Party Agent that:

(a)	is engaged by a Merchant;

(b)	is not a Member of the Card Schemes;

(c)	is not directly connected to VISANet;

(d)	is party to the Authorization and/or clearing message; and

(e)	has access to Cardholder data, or processes, stores, or transmits Transaction data.

2.27
“Merchant Service Providers (MSP)” means nonmembers that are registered by MasterCard International Incorporated as Merchant Service Providers (MSP) to provide processing services to a member, or any member that is registered by MasterCard International Incorporated as an MSP to provide Third Party Processor (TPP) Program Services to another member.

2.28
“Non-Qualified” means a Transaction that did not meet the Card Schemes Authorization and/or settlement requirements and is not eligible for the best rate possible. Some of these Transactions may be prevented while other Non-Qualified Card type Transactions are assessed higher rates than preferred rates by the Card Schemes and may not be prevented.

2.29
“Outbound Telemarketing Transaction” means a Transaction in which a sale of Products or services results from a Merchant initiated contact with a Cardholder via a telephone call, or a mailing (other than a catalog) that instructs the Cardholder to call the Merchant.

2.30
Pass Through means charging the Merchant the precise amount of monies designated as Interchange, Costs, Dues, Assessments and Fees as per the Card Schemes. Pass Thru or Pass Through means no mark-ups are taken by the Payment Processor or any other party when Interchange, Dues, Fees, Costs and Assessments are collected from the Merchant.

2.31    Payment Facilitator is a merchant of record who facilitates transactions on behalf of a sub-merchant whose volume is less than USD 100,000 in MasterCard and Maestro volume combined.
2.32    Payment Service Provider (PSP) is an entity contracting with a Visa, Discover or American Express member to provide payment services to sponsored merchants. The new term PSP replaces the old terminology IPSP which now includes all commerce type aggregation, including face-to-face in addition to ecommerce merchant aggregation.
2.33    “PCI DSS” means the technical and operational requirements of each of the data security compliance programs of the founding members of the Payment Card Industry Security Standards Counsel to protect cardholder data.
2.34    “Products” means all goods and services that are sold or provided by Merchant.

2.35	“Reserve Account” means amount of monies held in a non-interest bearing account established by HPS based upon the Merchant's processing history and anticipated risk of loss to HPS.
2.36    “Rules” means the operating rules and regulations, requirements, and terms and conditions of the Card
Schemes or Debit Networks presently in effect and as they may be amended from time to time.
2.37    “Sales Draft” means the paper form, whether electronically or manually imprinted, evidencing a sales
Transaction.
2.38    “Sub-merchant” is a customer conducting business through a Third Party relationship acting as a Payment
Facilitator (PF) or Payment Service Provider (PSP).

2.39
“Third Party Agent (TPA)” means entities that have been engaged by a Merchant or a member to perform contracted services on behalf of that Merchant or member, including value add resellers (VARs) and payment gateway providers.

2.40    “Transaction” means any retail sale of Products, or credit therefore, from a Merchant for which the customer makes payment using any Card presented to HPS for payment.
2.41    “Virtual Terminal” means a credit Card processing equipment on a secure server on the Internet whereby
Merchant can key enter credit Card Transactions manually.
2.42    “Voice Authorization” means an Authorization obtained by a direct-dialed telephone call.

3. Data Security Requirements
3.1    The PCI Security Standards Council (“PCI SSC”) was founded by American Express, Discover Financial
Services, JCB, MasterCard Worldwide and Visa, Inc. All five founders agreed to incorporate PCI Data Security Standards (“PCI DSS”) as the technical requirements of each of their data security compliance programs. The PCI SSC is responsible for the Payment Application Data Security Standard (“PA-DSS”) and PIN Transaction Security Requirements for PIN-Entry Devices (“PED”).
PCI DSS applies Heartland and to any Merchant or Merchant Servicer that stores, processes or transmits Cardholder information. Heartland acknowledges that it has an obligation to comply with PCI DSS for Cardholder information is possesses.
All eligible Merchants, regardless of size, must comply with these standards. Following are standards that, at a minimum, Merchant must comply with:
(a)Install and maintain a firewall configuration to protect Cardholder data.
(b)Do not use vendor-supplied defaults for system passwords and other security parameters.
(c)Protect stored Cardholder data.
(d)Encrypt transmission of Cardholder data across open, public networks.
(e)Use and regularly update anti-virus software or programs.
(f)Develop and maintain secure systems and applications.
(g)Restrict access to Cardholder data by business need-to-know.
(h)Assign a unique ID to each person with computer access.
(i)Restrict physical access to Cardholder data.
(j)Track and monitor all access to network resources and Cardholder data.
(k)Regularly test security systems and processes.
(l)Maintain a policy that addresses information security for all personnel.
More information, including the complete PCI DSS specifications can be found at: https://www.pcisecuritystandards.org/approved companies providers/vpa agreement.php
Each of the Card Schemes has requirements based on PCI DSS that define a standard of due care and enforcement for protecting sensitive information. Merchant must meet the compliance validation requirements defined by the Card Schemes available at:
www.visa.com/cisp
www.mastercard.com/sdp
www.discovernetwork.com/fraudsecurity/disc.html
www.americanexpress.com/datasecurity - For American Express Direct Merchants Only
In cases where payment application software is used as a part of Authorization or settlement of Cardholder data, Merchant must use a PA-DSS compliant payment application or have current proof of PCI DSS compliance validation. The List of Validated Payment Applications may be found at: https://www.pcisecuritystandards.org/approvedcompaniesproviders/vpaagreement.php
In cases where PIN-based debit Transactions are processed, Merchant must use a compliant PIN Entry Device (“PED”). The List of PCI SSC Approved PIN Transaction Security Devices may be found at: https://www.pcisecuritystandards.org/securitystandards/ped/pedapprovallist.html
Transactions should be Triple Data Encryption Standard (TDES) protected.
In addition, Merchant must immediately notify HPS of its use of any agent or Merchant Servicer that will have any access to Cardholder data and provide the full name and business address of such agent or Merchant Servicer and change thereto.
The Card Schemes or HPS may levy fines, suspend or terminate services, or impose other restrictions if it is determined that Merchant is not compliant with applicable security standards. Merchant is responsible for all fines and fees assessed by any Card Scheme in connection with violation of data security standards and will indemnify and hold harmless HPS from and against any and all damages suffered as a result of such noncompliance.
3.2    A Card Scheme may require Merchant to conduct an independent forensics review due to its data security procedures. Upon notice of such request, Merchant shall provide, at its sole cost and expense, through an approved forensic review process, information as may be required by the Card Scheme.

4.    Rights, Duties, and Responsibilities of Merchants

4.1
Merchant shall make a selection on Card acceptance as follows: All Cards Accepted, Credit/Business Cards Only and Consumer Prepaid/Debit (Check Cards) Only. At the time of signing of the Agreement, Merchant will select one of the options, which will be indicated on the Agreement. Merchant shall honor the card types selected provided that the Card is valid and is presented to Merchant at the time of the sale by the Cardholder or an authorized user of the Card. A Card is valid only if it is presented on or after the valid date, if any, and before the expiration date shown on its face and the Card is used as payment for Products that are sold or rendered by Merchant under the terms of this Agreement. Merchant may elect to opt out of accepting a particular Card without affecting Merchant’s ability to accept other Cards subject to Section 6.2.

4.2    In accordance with applicable law and the Rules:

(a)
Merchant may establish a minimum sale amount as a condition for honoring credit Card Transactions, so long as such minimum amount does not exceed $10.00. This amount shall be subject to automatic increase as provided by applicable law. In accordance with applicable law and the Rules, a maximum sale amount for Card Transactions may only be set by Merchants which are federal agencies or institutions of higher learning;

(b)
Except as specifically set forth in this Section 4.2, Merchant shall not establish a minimum or maximum sale amount as a condition for honoring PIN Debit, Signature Debit (non-PIN Debit) and/or prepaid Cards.

Merchant shall not request or require that a Cardholder provide any personal information as a condition for honoring PIN Debit, Signature Debit (non-PIN Debit) and/or prepaid Cards Transactions unless such information is required to provide delivery of goods and services or Merchant has reason to believe the identity of the person presenting the Card may be different from that of the Cardholder.

4.3	Merchant shall complete a Sales Draft or Credit Voucher, in a form approved by HPS and in compliance with the Rules, which shall be legible and contain the following:

(a)
The Merchant and Cardholder’s electronically printed copy shall not contain the expiration date and should only display in legible print the last four digits of the Card number. Any other portion of the Card number must be represented by fill characters such as “x”, “*”, or “#”;

(b)	the information embossed on the Card being presented;

(c)	the date of the Transaction;

(d)	a brief description of the Products involved in detail sufficient to identify the Transaction;

(e)	the total amount of the sale or credit (including any applicable taxes) or the words “deposit” or “balance” if full payment is to be made at different times on different Sales Drafts;

(f)	the city and state where such Transaction occurred; and

(g)	the signature of the Cardholder of the Card.
In cases where prompted by the equipment to do so, Merchant shall key enter the last four digits of the Card to verify the contents of the magnetic stripe and shall deliver a completed copy of the Sales Draft to the Cardholder.
This provision shall not apply to those Transactions specifically excluded from these requirements by the Rules.

4.4	For all mail or telephone orders, Merchant shall type or legibly print on the signature line of the Sales Draft the letters or words indicated: “Mail Order,” “MO,” or “Telephone Order,” “ TO.”

4.5	In the event a Transaction is to be completed without a (legible) Card imprint, Merchant shall print legibly the following information on the Sales Draft:

(a)	Merchant’s name and address;

(b)	the Card Issuer’s name;

(c)	the account number of the Card;

(d)	the expiration date of the Card and any effective date on the Card; and

(e)
the Cardholder’s name. In a non-imprint Transaction, regardless of whether an Authorization is obtained, Merchant shall be deemed to warrant to HPS the Cardholder’s identity as an authorized user of the Card.

Merchant shall:

(a)	compare the signature on the Sales Draft with the signature on the Card presented to ascertain that they appear to be the same;

(b)	check the effective date, if any, and expiration date on the Card;

(c)	examine any security features on the Card; and

(d)
compare the actual Card number against the information contained in the electronic equipment by review of the equipment screen or by verification of the printed receipt. In the event the two signatures do not bear a reasonable resemblance or there exists any other discrepancy in these verification requirements or there exists any other reasonably presumed indication of fraud or of prohibited or improper usage, Merchant shall not honor the Card tendered. This provision shall not apply to those Transactions specifically excluded from these requirements by the Rules.

4.6    Merchant’s policy for the exchange or return of goods sold and adjustment for services rendered shall be established and posted in accordance with applicable regulations of the applicable Card Scheme and laws. Merchant agrees to disclose, if applicable, to a Cardholder before a Card sale is made, that if merchandise is returned:

(a)	no Refund, or less than full refund, will be given;

(b)	returned merchandise will only be exchanged for similar merchandise of comparable value;

(c)	only a credit toward purchases will be given;

(d)	a restocking fee will be charged; or

(e)	special conditions or circumstances apply to the sale (e.g. late delivery, delivery charges or other non-credit terms).
If Merchant does not make these disclosures, a full refund in the form of a credit to the Cardholder’s Card account must be given. In no circumstances shall any cash refunds be given on any item originally charged to a Card.
The foregoing disclosures must be made on all copies of Sales Drafts across all Card Schemes issued at the time of the sale in letters approximately 1/4 inch high in close proximity to the space provided for the Cardholder’s signature. In circumstances where credits or adjustments are due, Merchant shall prepare and deliver to the Cardholder a properly completed Credit Voucher. Merchant will input Credit Vouchers into the equipment on the day of the credit Transaction for inclusion in Merchant’s daily transmission of Transactions.
4.7    Merchant shall not transmit for processing and payment any Transaction(s) representing the refinancing of an existing obligation of a Cardholder including, but not limited to, obligations:

(a)	previously owed to Merchant;

(b)	arising from the dishonor of a Cardholder’s personal check; or

(c)	representing the collection of any other pre-existing debt.
4.8    Merchant shall not, under any circumstances, disclose, sell, purchase, provide or exchange any Cardholder’s account number or any credit information relating to any Cardholder’s account or any Sales Drafts or Credit Vouchers that may have been obtained or imprinted with any Card to any person other than HPS, except as expressly authorized in writing by the Cardholder, HPS, or as required by law.
4.9    Unless expressly permitted by the Rules and applicable law, Merchant shall not require any Cardholder making a credit or debit Transaction to pay any part of any Discount or charge imposed upon Merchant by this Agreement, whether through increase in price or otherwise. Subject to the Rules and applicable law, the terms of this Section 4.9 shall not be construed as prohibiting discounts to customers for any form of payment so long as such discount is not based on the Card Issuer and/or Card Scheme.
4.10    On the date of the Transaction and prior to honoring any Card, Merchant agrees to obtain an Authorization on all Transactions for the total amount of the Transaction by physically sliding or inserting the Card through the Card reader of the equipment (or tapping the EMV Card in the case of an EMV Transaction) thereby causing the equipment to electronically read a magnetically encoded stripe or EMV chip on the reverse side of each Card, except for Card-Not-Present Transactions, which are governed by Section 4.15 hereof.
Any Transaction that cannot be authorized electronically through the equipment or manually key entered is subject to a Voice Authorization call. Merchant shall obtain an Authorization prior to completing a Card-Not-Present Transaction.
Any Transaction that is not properly authorized is made with full recourse and may be charged back to Merchant; furthermore, any Card-Not-Present Transaction will be subject to additional charges for a Mid-Qualifying or Non-Qualifying Transaction. An Authorization does not constitute a guarantee of payment, only an indication of available credit, and may be subject to dispute or Chargeback.

Except at such times as the equipment may be inoperable, Merchant shall not engage in soliciting or accepting Card-Not-Present Transactions without the prior written permission of HPS, and then only for such Products and in such amounts as stated in such written permission. Merchant shall not utilize the service of any third party (e.g. telemarketer) to solicit or accept orders or engage in Outbound Telemarketing Transactions.
4.11    MERCHANT ACKNOWLEDGES THAT AN AUTHORIZATION DOES NOT CONSTITUTE:

(A)	A WARRANTY THAT THE PERSON PRESENTING THE CARD IS THE RIGHTFUL CARDHOLDER; OR

(B)
A PROMISE OR GUARANTEE BY HPS THAT IT WILL PAY OR ARRANGE FOR PAYMENT TO MERCHANT FOR THE AUTHORIZED TRANSACTION. AN AUTHORIZATION DOES NOT PREVENT A SUBSEQUENT CHARGEBACK OF AN AUTHORIZED TRANSACTION PURSUANT TO THIS AGREEMENT.

4.12    When possible to do so, Merchant shall utilize the equipment as the exclusive method for obtaining
Authorization codes. Voice Authorization service is for use during equipment downtime periods only. Use of Voice Authorization systems will result in additional charges for such use being assessed to Merchant based on HPS then-current rates. Merchant will record for every Transaction applicable Authorization and reference numbers on each Sales Draft to facilitate the timely and accurate retrieval of information as requested by HPS.
4.13    Merchant shall use its best efforts, by reasonable and peaceful means, to recover the Card when:

(a)	Merchant is advised to recover the Card in response to an Authorization request; or

(b)	Merchant has reasonable grounds to believe that the Card is counterfeit, fraudulent or stolen. Merchant shall take no action to recover a Card that may result in a breach of the peace.
4.14    Merchant may utilize the equipment’s keypad to input Card number(s) in the following instances:

(a)	Card-Not-Present Transactions; or

(b)	the magnetic stripe on a Card is damaged and therefore unreadable by the equipment; or

(c)	the equipment’s Card reader is inoperative, in which case Merchant shall immediately advise HPS.
4.15    If a Merchant is approved as an Internet, Mail Order or Telephone Order Merchant, the following sections of this Agreement shall not apply: 4.3 (b) and (g), 4.5, 4.10, 4.13, 4.14, 4.25 (h) and (l) and 7.2 (b)(ii) and such sections shall be replaced by the following:
(a) Merchant shall obtain an Authorization for all Transactions. Any Transaction that cannot be authorized electronically is subject to a Voice Authorization call. Any Transaction that is not properly authorized is made with full recourse and may be charged back to the Merchant. An Authorization does not constitute a guarantee of payment, but may be subject to dispute or Chargeback;
(b) Merchant shall print legibly the following information on the Sales Draft; Merchant’s name and address;

(i)	the Card Issuer’s name;

(ii)	the account number of the Card;

(iii)	the expiration date of the Card and any effective date on the Card; and

(iv)	the Cardholder’s name. Merchant shall be deemed to warrant to HPS the Cardholder’s identity as an authorized user of the Card;
(c) Merchant is required to use a real-time Internet payment gateway authorized in advance by HPS to obtain Authorization codes and process Transactions;
(d) Internet Transactions are Card-Not-Present Transactions and must be performed on the Internet by the customer; or
(e) In the case of a Virtual Terminal, the Internet Merchant Store Front (the customer interface) must be Web Hosted so that the credit Card transactions are received over a secure socket layer (SSL) by the Merchant;
(f) In any Card-Not-Present Transaction, as a material part of the consideration for HPS to enter into this Agreement, Merchant accepts such Transactions solely at its own risk, and further assumes all risks of loss attendant to non-imprint Card-Not-Present Transactions.
(g) Internet Merchant Website Requirements. Internet Merchant shall use the eCommerce Gateway solely for Merchant’s internal business purposes and shall not allow any third party use of or access to the eCommerce Gateway. An Internet Merchant agrees to adhere to those Rules governing electronic commerce as well as HPS requirements as set forth herein; which include, but are not limited to ensuring the following information is included or properly referenced on the Internet Merchant website:

(i)
Contact information including: customer service telephone number, email and URL addresses, Legal name and permanent corporate address including the country of domicile which should be located on the check-out screen, along with the final purchase amount or those pages accessed by a Cardholder during the checkout process;

(ii)	a complete description of the Products offered for sale and related prices, form of currency, as well as how to complete a purchase and the point at which the purchase is complete;

(iii)	Include a method by which the cardholder can affirmatively consent to the card sale (i.e., an “order now” or “purchase now” option).

(iv) Provide clear disclosure of all material terms of the transaction: (i.e., all sales are final, applicable restocking fees, returns, etc.); and
(v) shipping and delivery policies will be clearly and accurately stated;
1) if providing age restricted products/services, Merchant shall clearly state the age restrictions on the website and implement an age verification process;
(vi) refund and returned merchandise policies and terms of use;
(vii) privacy policy clearly and accurately in accordance with all applicable laws and the Rules, including, but not limited to, the content, location and accessibility of its privacy policy,
(viii) security policy stated for the transmission of payment and will adhere to the Payment Card Industry (PCI) Data Security Standard for storing and transmitting cardholder data;

1)
Remain fully responsible and liable for the security of transaction and personal data submitted to and/or processed through your website or as may otherwise be in Merchant’s control, including implementing fraud prevention measures as required by law or industry regulation;

2)	Use Cardholder Data for the sole purpose of supporting payment for and delivery of Merchant’s goods and services and consistent with Merchant’s Privacy Policy;

3)	Maintain security of any and all passwords, ID number or other access control methods to use the e-Commerce Payment Gateway; and
(viiii) any other legal policies, including export control, privacy and terms of use.
4.16    The following additional terms apply to Card-Not-Present Transactions:

(a)	Merchant shall use and retain for not less than one year proof of a traceable delivery system utilized for the delivery of Products to customers.

(b)	Merchant shall use an address verification service to verify each Transaction.

(c)
Merchant must utilize if available through their gateway a Payer Authentication Program. This program identifies the Cardholder by authenticating their personal PIN entry. Specific programs could include Verified by VISA and MasterCard Secure Code.

(d)	Except where Merchant has specified future delivery on the Application, a customer’s Card shall not be debited until the Product purchased has been shipped.

(e)
Upon request by HPS, Merchant shall provide copies of all advertisements, catalogues, brochures or other materials used to solicit mail or telephone orders and any forms used in recording or transmitting orders.

4.17    In all cases, unless stipulated in the Merchant Processing Agreement, the shipment of goods to a Cardholder will be no later than the business day following the date on which that Transaction was transmitted to HPS for processing.
4.18    Card-Not-Present Transactions will be subject to the applicable interchange rates as defined by the Card
Schemes.
4.19    Merchant agrees to electronically deposit Sales Drafts and Credit Vouchers no later than the day of the
Transaction. The time of receipt by HPS will affect the timing of payment to Merchant. If Merchant fails to submit Transactions on a timely basis as provided herein, Merchant will be charged and agrees to pay the additional fees assessed to HPS by the Card Schemes.
4.20    Merchant shall at all times maintain a direct deposit Account (the “Account” or “DDA”) in good standing at a bank that is a Receiving Depository Financial Institution (RDFI) of the Federal Reserve Bank ACH System or other ACH settlement network. Merchant agrees that all credits for collected funds and debits for fines, fees, Chargebacks, Credit Vouchers, payments and adjustments and other amounts due under the terms of this Agreement (including but not limited to attorney fees and early termination charges) shall be made to the Account. Merchant shall not close, restrict or change the Account without prior written approval from HPS. Merchant agrees to pay HPS a twenty-five dollar ($25.00) handling fee to change the DDA information and a twenty-five dollar ($25.00) fee on all returned ACH items. Merchant is solely liable for all fees and all overdrafts, regardless of cause. HPS shall have the unlimited right to debit, without prior notice, any DDA Account containing funds for the purpose of satisfying any liability incurred on behalf of Merchant.
4.21    Merchant agrees to retain original Card Scheme Sales Drafts and Credit Vouchers for a period of not less than two (2) years from the date of the sale or credit. All other Card receipts should be maintained at the length set by the issuers of those Cards.
Such documents shall be stored in a secure manner permitting retrieval and submission of legible copies on the same day that Merchant receives a request from HPS. Since a Card Issuer may over a period of time request duplicate copies of the same Sales Draft, Merchant must retain at least one legible copy of each Card Transaction.

Failure to provide HPS with requested documentation within five (5) business days after receipt of such request may result in the Transaction being charged back to the Merchant and HPS shall have the right to debit the Account for the full amount of the Transaction. Merchant agrees that it shall destroy material containing Cardholder account information in a manner that renders the data unreadable.
4.22    Merchant shall not submit any Transaction for processing for the purpose of obtaining or providing a cash advance, or make a cash disbursement to any other Cardholder (including Merchant when acting as a Cardholder), or receive monies from a Cardholder and subsequently prepare a credit to Cardholder’s account.

4.23
As partial consideration for this Agreement, Merchant expressly authorizes HPS to change the financial institution providing settlement services to Merchant. Merchant will execute all necessary documents enabling HPS to effect such change.

4.24    Merchant shall provide HPS with immediate notice of its intent to:

(a)	transfer, sell or liquidate any substantial part of its assets;

(b)	change the basic nature of its business, including selling any Products or services not related to its current business;

(c)	change ownership or transfer control of business; or

(d)
enter into any joint venture, partnership or similar business arrangement whereby any person or entity not a party to this Agreement assumes more than a ten percent (10%) interest in Merchant’s business.

Merchant also shall provide HPS with prompt written notice of any material changes regarding any information provided in the Application, including Merchant’s address, ticket size or monthly volume. HPS determination of materiality shall be conclusive and binding. Failure to provide notice as required above may be deemed a material breach of this Agreement and shall be grounds for termination.
If any of the changes listed above should occur, HPS shall have the option to either amend the terms of this Agreement or to immediately terminate this Agreement based upon the nature of the changes reported by Merchant. Merchant and principal owner(s) identified on an approved Application and any new owner of Merchant or successor Merchant shall be jointly and severally liable to HPS and remain liable for any and all losses, costs and expenses suffered or incurred by HPS in accordance herewith, unless the original Merchant or successor thereof is released in writing by HPS.

4.25
Merchant agrees to pay HPS the face amount of any Transaction processed by HPS pursuant to this Agreement whenever any Card Transaction is reversed in accordance with the Rules, any state or federal statute, regulation, court or administrative order or terms of this Agreement.

By way of example, but not limitation, the following will result in Chargebacks:

(a)	Products are returned or an order for Products is cancelled whether or not a Credit Voucher is delivered to HPS;

(b)	the sale Transaction was not specifically authorized;

(c)	any Transaction is alleged by the Cardholder to have been executed improperly or without authority;

(d)	the documentation prepared by Merchant evidencing the Transaction is illegible or incomplete;

(e)	the Cardholder disputes the sale, quality or delivery of goods or the quality of performance of services covered by the Sales Draft;

(f)
the Cardholder asserts against HPS any claim, dispute, defense, offset or counterclaim that the Cardholder may have as a buyer against Merchant (and HPS does not have any obligation to inquire into or determine the validity of any such claim, dispute, defense, offset or counterclaim);

(g)	the extension of credit for goods sold or services performed was in violation of law, Rules or regulations of any federal, state or local government agency or in violation of this Agreement;

(h)	the Sales Draft lacks a Card imprint or Cardholder’s signature;

(i)	the Cardholder claims the dollar amount was altered after the Sales Draft was completed;

(j)	two or more Sales Drafts were prepared by Merchant for the same Transaction except as otherwise permitted;

(k)	the Card had expired before the Transaction date or the Transaction arises from the use of counterfeit or otherwise ineffective Card;

(l)
the embossed name on the Card differs from or is dissimilar to the name signed on the signature panel of the Card; or the signature on the signature panel of the Card differs from or is dissimilar to the signature on the Sales Draft;

(m)	the information contained in the Sales Draft was received by HPS more than ten (10) business days after the Transaction date shown thereon;

(n)	the Sales Draft is a duplicate of one previously processed or includes a charge previously paid by the Cardholder;

(o)	the Sales Draft is fraudulent or the Transaction was not a bona fide Transaction in Merchant’s ordinary course of business;

(p)
the Card Issuer has information that Merchant fraud occurred at the time of the Transaction, regardless of whether such Transaction was properly authorized by the Card Issuer or the Card Issuer certifies that there was no Card outstanding with the account number used;

(q)
in any other situation where a Sales Draft was executed or depository credit given in circumstances constituting a breach of any duty, term, condition, representation or warranty by Merchant hereunder; or where any action or lack of action by Merchant in violation of the Rules has resulted in the Sales Draft being charged back to HPS by an issuing member of a Card Scheme pursuant to the Rules; or the Sales Draft is charged back to HPS for any other reason.

4.26
Merchant agrees to pay HPS any fees or fines imposed on HPS by a Card Scheme resulting from Chargebacks and any other fees or fines imposed by a Card Scheme with respect to or resulting from acts or omissions of Merchant.

4.27    HPS agrees to mail or electronically transmit all Chargeback documentation to Merchant promptly at Merchant’s address shown in the Application; however, HPS may at any time without prior notice may debit Merchant’s DDA or any other Merchant Account for Chargebacks without prior notice in accordance with this Agreement. Merchant is responsible for verifying its monthly statement and its daily deposit for Chargebacks, Chargeback handling fees, Discount and other charges pursuant to this Agreement. Merchant shall notify HPS in writing within forty-five (45) days after any debit or credit is or should have been affected.
If Merchant notifies HPS after such time, HPS may, in its discretion, assist Merchant, at Merchant’s expense, in investigating whether any adjustments are appropriate and whether any amounts are due to or from other parties; however, HPS shall not have any absolute obligation to investigate or effect any such adjustments. Any voluntary efforts by HPS to assist Merchant in investigating such matters shall not create an obligation to continue such investigation or any future investigation. Merchant must provide all information requested by HPS by the time specified in a request for information. Failure to respond within the specified time shall constitute a waiver by Merchant of its ability to dispute or reverse a Chargeback or other debit, and Merchant shall be solely responsible where it fails to timely provide information concerning any Chargeback. If HPS elects, in its sole discretion, to take action on a Chargeback or other debit after the time specified to respond has expired, Merchant agrees to pay all costs incurred by HPS. Merchant agrees to pay HPS a processing fee for Sales Draft retrieval requests at HPS’ discretion.

4.28
Merchant agrees to reimburse HPS for the amount of the Sales Draft in the event of a Chargeback together with a handling fee for each Chargeback, which fee may be amended from time to time. Merchant hereby irrevocably authorizes HPS to debit without notice Chargebacks and Chargeback handling fees and all other amounts due hereunder from Merchant’s daily deposit and if such collection is inadequate, agrees to reimburse HPS immediately for any shortage that occurs as a result of such charges.

4.29    Merchant will be subject to a Chargeback on Card Transactions in accordance with the Rules in effect at the time of the Chargeback. The basis for Chargebacks and the rules for their processing are governed by the Rules. However, all disputes that are not resolved through established Chargeback procedures shall be settled between Merchant and the Cardholder, and Merchant will indemnify HPS for all expenses, including reasonable attorneys’ fees, that may be incurred as the result of any Cardholder claim that is pursued outside the Rules.
4.30    Merchant shall not accept or deposit any fraudulent Transaction, or any Transaction about which Merchant has knowledge or notice of circumstances that would impair the validity of the Transaction or the indebtedness thereunder or its collectability.
4.31    Merchant unconditionally represents and warrants to HPS that all Sales Drafts submitted to HPS hereunder will represent the indebtedness of the Cardholder with whom Merchant has completed a Transaction in amounts set forth therein for Products only and shall not involve any element of credit for any other purposes, and shall not be subject to a defense, dispute, offset or counterclaim that may be raised by Cardholder under the Card Schemes Rules, the Consumer Credit Protection Act (15 USC § 1601) or other relevant state or federal statute or regulation. Further, Merchant warrants that any Credit Voucher that it issues represents a bona fide refund or adjustment on a Transaction by Merchant with respect to which a Sales Draft has been accepted by HPS.
4.32    Merchant shall not, under any circumstances, present for processing or credit, directly or indirectly, a
Transaction that originates with any other Merchant or any other source.

4.33    Merchant shall not deposit duplicate Transactions. Merchant shall be debited for any adjustments for duplicate
Transactions and shall be liable for any Chargebacks which may result therefrom.
Any such deposit shall be grounds for immediate termination and HPS may hold funds sufficient to compensate HPS for the amount of the duplicate Transaction.
4.34    Merchant shall not initiate a Sales Transaction in an attempt to collect a Chargeback.
4.35    Merchant shall give HPS immediate written notice of any complaint, subpoena, Civil Investigative Demand or other process issued by any state or federal governmental entity that alleges, refers or relates to any illegal or improper conduct of Merchant, its owner(s) or other entity under common ownership or control. Failure to give such notice shall be deemed to be a material breach of this Agreement.
4.36    Merchant must obtain final approval by HPS of Debit Network sponsorship prior to submitting any debit
Transaction.
4.37    Merchant shall not be assessed a Chargeback Fee for the first three (3) Chargeback requests processed in any twelve month period beginning with the Merchant’s anniversary date. Once three Chargeback requests have been submitted by the Card Scheme or Bank in any such 12 month period, HPS shall bill the Chargeback Fee applicable at that time. For purposes of this Section 4.37, the anniversary date shall be the date of Merchant’s first deposit with HPS unless otherwise designated by HPS.
4.38    HPS shall have no liability for customer data that is lost or stolen from the Merchant’s POS system or equipment and Merchant shall indemnify HPS from any claim or loss arising out of or relating to such lost or stolen data.
4.39    Merchant shall ensure HPS has the correct business taxpayer ID (“TIN”) and legal name on file for Form 1099-
K tax reporting purposes. Any Merchant reporting an invalid TIN and legal name combination is subject to backup withholding of amount as defined by IRS and state regulations.
4.40    Merchant shall at all times comply with the Rules and American Express, as well as all applicable federal, state and local rules and regulations.
4.41    Merchant, at its own expense, will have installed and will maintain the equipment, unless otherwise agreed to by the parties in writing. Each equipment type installed at a Location must be compatible with HPS’ System and HPS has the right to test the equipment to assure compatibility. Merchant will submit each equipment type and all new core hardware, and any releases of modifications to the implementation software, to HPS for quality assurance testing at least thirty (30) days prior to the equipment, hardware or software’s first use at a Location; provided however, both parties acknowledge that the quality assurance test may take less than thirty (30) days and HPS will use commercially reasonable efforts to accomplish the testing as soon as practicable. Quality assurance testing is applicable to each implementation software release for each equipment type. If Merchant changes the method used to communicate with HPS’ System from one form of technology to another, e.g. dial to frame relay, once any necessary quality assurance testing has been completed, Customer will arrange for, with the assistance of HPS, if necessary, the equipment to be connected to HPS and then tested to ensure that the new method of communication works properly, which test will be conducted in accordance with Merchant’s and HPS’ procedures and paid by each party, respectively. Once the new technology has been tested and approved, it will not be necessary for each Location that adopts the new technology to perform the testing referred to in this paragraph.
4.42    Merchant agrees that it will not introduce into HPS’ System any virus, “time bomb,” or any other contaminant, including but not limited to, codes, commands, or instructions that could damage or disable HPS’ system or property.
4.43    Merchant shall assume responsibility for managing the repair of problems associated with Merchant’s own telecommunications and processing system (both hardware and software), including terminals.

4.44
Special pricing through Agreement between HPS and a Merchant association shall apply to Merchant members in good standing of such Merchant association; any special pricing may be discontinued without notice.

4.45    If Merchant is a Covered Entity, HealthCare Provider, or Business Associate under the Health Insurance
Portability and Accountability Act of 1996 (“HIPAA Rules”), Merchant represents and warrants that it shall not transmit to HPS any Protected Health Information (“PHI”), as defined in 45 C.F. R. §164.501. HPS operates under an exemption in the HIPAA Rules for financial institutions performing consumer conducted payment Transactions.

Furthermore, any exposure to PHI shall be random, infrequent and incidental to the provision of services by HPS, as allowed under the HIPAA Rules, and is not meant for the purpose of accessing, managing the PHI or creating or manipulating the PHI. Any transmission of PHI by Merchant to HPS shall be the responsibility of Merchant and Merchant agrees to pay HPS any fees or fines imposed on HPS by any agency of the U.S. Government with respect to or resulting from acts or omissions of Merchant regarding PHI.
4.46    MSP/TPA/PSP/PF must comply with all Rules as set forth in this Agreement and the following websites:
•http://usa.visa.com/merchants/riskmanagement/thirdpartyagents.html
•http://www.mastercard.com/us/merchant/pdf/BMEntire Manual public.pdf
4.47    Payment Service Provider (PSP)/ Payment Facilitator (PF) agrees to promptly disclose to their Sub-merchant any new or increased Card Scheme related Dues, Assessments and Fees, including but not limited to Convenience fees, in accordance to the contracted services performed by the Merchant.

4.48    Merchant must meet requirements as defined by the Card Schemes. Information is available at:
•www.visa.com
•www.mastercard.com
•www.discovernetwork.com
•www.americanexpress.com/merchantopguide - For American Express OptBlue Program Merchants Only.
•www.americanexpress.com - For American Express Direct Merchants Only.
5. Debit Card Processing; EBT Services

5.1
Merchant understands and agrees that HPS and Bay Bank, FSB or any other bank to which this Agreement is assigned is a sponsored affiliate or member of each Debit Network and HPS is a service provider for processing Merchant’s debit Card Transactions pursuant to the terms herein.

5.2    Until and unless otherwise authorized by HPS, Merchant agrees to utilize compliant and compatible equipment/pinpads or systems capable of processing all ACH debit Card Transactions as well as online-Debit Card Transactions at its Locations. All HPS applications software residing on the equipment or systems is the sole property of HPS. Any software residing in Merchant owned equipment or systems must be HPS compatible. Merchant’s placement of the equipment or system at its Merchant Locations shall constitute acceptance of all terms and conditions set forth in this section. Merchant understands and agrees that HPS has no responsibility whatsoever for inoperative equipment or systems (or software if applicable).
In the case of inoperative equipment or system, Merchant shall consult Merchant’s warranty or equipment maintenance Agreement as applicable. Merchant also acknowledges that all equipment/pin-pads or systems capable of processing all debit Card Transactions at its Locations must remain compliant with the data security requirements of Section 3 of this Agreement.
5.3    Merchant shall utilize HPS compatible equipment/pinpad or system to process all debit Card Transactions and to abide by all applicable Rules of the applicable debit Card on-line network selected by HPS. HPS has no responsibility or liability for any of the debit Card Networks.
5.4    Merchant agrees to indemnify and hold HPS harmless from any and all claims, actions, proceeding and other liability, which may arise pertaining to such debit Transactions.
5.5    Any claims Merchant may have regarding Debit services may not be offset against bankcard sales.
5.6    Merchant assumes all responsibility for retention of paper copies of debit Card Transactions; pursuant to the appropriate debit Card network Rules.
5.7    Within one (1) business day of the original Transaction, Merchant must balance each Location to the system for each business day that each Location is open. If Merchant determines that any Transaction(s) have been processed in error, Merchant will initiate the appropriate Transaction for adjustment. Merchant is responsible for all applicable adjustment fees assessed by the Debit Network Rules.
5.8    Merchant shall be responsible for all telephone message unit costs, if any, as they are incurred by Merchant for any of the services provided.

5.9    HPS will provide installation, training, service and support for all purchased and rented equipment provided by
HPS. Equipment purchased and provided by a third party vendor should be supported and maintained by the vendor.
5.10    Merchant shall be responsible for the following debit related fees:
(a)HPS Debit Fee (does not include Debit Network Fee);
(b)Debit Network Set-up Fee;
(c)Service & Regulatory Mandate Fee.
Any or all of the above referenced fees are subject to change at any time upon fifteen (15) days prior written notice by HPS.
5.11    Debit Transactions are governed by network regulations as well as federal and state laws and regulations, including but not limited to the Electronic Funds Transfer Act, and Regulation E, pursuant to which consumers may have up to sixty (60) days to dispute a Transaction. Merchant shall comply with all applicable federal, state and local laws and regulations.
5.12    Non-Request for PIN Disclosure Procedures. Merchant agrees to ensure that no employee or agent requests a Cardholder to divulge their PIN number.
5.13    Prevention of PIN Entry Observation. Merchant agrees to reasonably prevent others from observing the entered
PIN number. Some prevention examples could be, but not limited to:
(a)Placement of security cameras in relation to PIN Entry Device (PED);
(b)PED shielding; or
(c)PED placement on POS counter.
5.14 EBT Transactions
If Merchant elects to accept Electronics Benefit Transactions (“EBT”), the additional following terms and conditions will apply:
5.14.1    EBT Services.
Merchant will participate in and HPS will provide access to the programs for debit card access to electronically distributed government benefits as agreed to between the parties from time to time. ("EBT Programs"). Each EBT Program shall be treated as a "Network" for purposes of the Agreement and each EBT card issued for access to government benefits issued under such EBT Programs shall be treated as a "debit card" under the Agreement.
5.14.2    Rights, Duties and Responsibilities of Merchant.
(a)At all times during the term, including any renewal thereof, Merchant shall remain a participant in good standing in each EBT Program selected hereunder.
(b)Merchant shall submit to HPS EBT as amended from time to time, for each Merchant Location where EBT will be offered. HPS must receive EBT request a minimum of fourteen (14) days prior to the desired activation date.
(c)Merchant shall notify HPS at least thirty (30) days prior to the termination or withdrawal of its participation in any such EBT Program, or if such participation is terminated involuntarily and without prior notice to Merchant, immediately following such notice.
(d)Merchant shall pay to HPS the fees set forth in the original Agreement hereto in consideration of the Services provided hereunder. HPS may modify the Agreement to provide for additional fees and charges for the support services for an EBT Program that imposes additional cost on HPS.
(e)Merchant will comply with all applicable laws, regulations, Rules, or administrative guidelines related to its participation in each EBT Program and acceptance of EBT Cards, including any Network Rules. Without limiting the foregoing, Merchant shall not resubmit any EBT Transactions except as specifically permitted by Rules related to such EBT Program. In addition, if Merchant accepts EBT under the Food Stamp Program, Merchant shall deploy and identify its equipment consistent with Department of Agriculture requirements. Merchant will not take any action that would cause HPS to be in violation of any law, regulation, regulation, rule or administrative guideline applicable to an EBT Program, including any Network Rules.
(f)With respect to each EBT Program in which Merchant participates, Merchant shall comply with any obligations or duties imposed on Merchants participating in such EBT Program under an Agreement ("Processor Agreement") between HPS and the administrator of the EBT Program ("EBT Provider") pursuant to which HPS is authorized to process Transactions for the EBT Program, and the EBT Provider shall have the right to directly enforce the terms and conditions of the Processor Agreement against Merchant in the event that Merchant breaches its obligations hereunder.

(g)Merchant agrees that HPS may release information regarding Merchant's use of the EBT Program upon request by any Federal or State agency, and that Merchant shall not have a claim or cause of action for such release of information.
(h)Merchant will accept EBT Cards only for Transactions and purchases permitted under the applicable EBT Program.
(i)Regardless of Merchant's standard operating procedure for handling refunds, it shall provide refunds with respect to EBT Transactions only in accordance with applicable laws, regulations, Rules, or administrative guidelines related to its participation in each EBT Program, including Network Rules.
(j)If required by an EBT Program, Merchant shall seek to obtain telephone Authorization of each EBT Transaction in situations in which it is unable to obtain electronic response from the Card Authorization system for the EBT Program. If HPS processes manual Sales Drafts for Merchant; Merchant shall complete any such manual Sales Draft for an EBT Transaction in accordance with the requirements of the EBT Program.
(k)Merchant shall maintain records of EBT Transactions as required by applicable laws, regulations, Rules or administrative guidelines related to its participation in each EBT Program, including Network Rules.
(l)Merchant shall not use or disclose any information concerning a Recipient for any purpose not directly connected with the performance of Merchant's duties under an EBT Program.
(m)Merchant shall not discriminate in the provision or denial of any EBT Transactions on the basis of a Recipient's disability or handicap (if any), age, race, color, religion, sex, sexual preference, political belief, national origin, creed, marital status or veteran's status.
(n)Merchant shall provide to HPS and any EBT Provider any information reasonably required by HPS or the EBT Provider to assist HPS or the EBT Provider in ensuring the integrity, security and successful performance of the EBT Network.
(o)Merchant shall, at its own expense, ensure that its employees receive appropriate training in the use of equipment and procedures with respect to each EBT Program in which Merchant participates. If Merchant so requests, HPS shall provide such training to Merchant's employees, provided that Merchant shall pay HPS the usual and customary fees charged by HPS for its employees time in conducting such training and shall reimburse HPS for employee travel, lodging and other reasonable out-of-pocket expenses incurred in conducting onsite training.
5.14.3    HPS Representations and Warranties.
HPS hereby represents and warrants that it is a qualified processor in each EBT Program identified and that it has obtained any and all Authorizations, certifications or other evidence of authority and has properly executed and delivered any and all applications, Agreements or other documents necessary to participate in each such EBT Program.
5.14.4    Rights, Duties and Responsibilities of HPS.

(a)
HPS shall provide the EBT services identified in accordance with the terms of EBT, the Agreement and applicable laws, regulations, Rules and administrative guidelines applicable to each selected EBT Program, including any Network Rules.

(b)
HPS shall have the authority, without any liability, to terminate or suspend the provision of services hereunder with respect to each and every EBT Program, at the direction of any federal, state or other authority with responsibility for oversight or implementation of such EBT Program, or upon HPS determination to terminate support for such EBT Program for all customers. If HPS is directed to terminate or suspend the provision of services hereunder with respect to an EBT Program, HPS may also terminate or suspend provision of services hereunder for any other EBT Program without liability.

5.14.5    Indemnity.
In addition to any indemnification obligations of Merchant set forth in the Agreement, Merchant agrees to indemnify and hold harmless HPS from and against any and all claims or losses arising out of:

(a)	any act or omission by Merchant in violation of any applicable federal, state or local law or regulation, or rule or administrative guideline related to an EBT Program, including a Network Rule;

(b)	any negligent or fraudulent act or omission or intentional misconduct by Merchant;

(c)	any failure by Merchant to comply with any obligation or duty imposed on Merchants participating in an EBT Program under a Processor Agreement; or

(d)	any act or omission of Merchant that causes HPS to breach any undertaking under a Processor Agreement, including any performance standards hereunder.

5.14.6    Limitation of Liability.
In addition to the limitation of liability set forth in the Agreement, Merchant agrees and acknowledges that HPS shall have no liability to Merchant arising out of any act or omission by an EBT Provider. Without limiting the foregoing, HPS and its EBT provider shall have no liability to Merchant for an EBT Provider's rejection, Chargeback or other failure to fully process in the ordinary course and without penalty any adjustment based upon a restriction on EBT Provider's ability to process such adjustment to the Account of a recipient of government benefits, regardless of whether the error being adjusted was caused, in whole or in part, by HPS.
5.14.7    Deluxe EBT Program.
If Merchant is a participant in an EBT Program in the State of Kansas, Louisiana, (or any other state where Deluxe Data Systems, Inc. ["Deluxe"] is the prime contractor for the state), Merchant agrees that Deluxe, which is the EBT Provider for those states, shall have no liability to Merchant arising out of Deluxe's management of the EBT Program or processing of Transactions except for Merchant's direct damages caused by fraud or intentional misconduct committed by Deluxe's employees. In no event shall Deluxe be liable to Merchant for indirect, incidental or consequential damages. Merchant agrees and acknowledges that Deluxe is a third party beneficiary of EBT for purposes of this limitation liability.
6. Fees
6.1    This Agreement creates a contract for the extension of financial accommodations to Merchant within the meaning of Section 365 of the Bankruptcy Code. As consideration for the services to be provided by HPS, Merchant shall pay HPS various fees in the manner and pursuant to the Schedule of Fees set forth herein and in the Application.
6.2    HPS, from time to time, may amend the Schedule of Fees and the charges set forth in such amended Schedule shall be effective on the date specified in a written notice thereof, which date shall not be fewer than fifteen (15) days after the date of notice. Merchant shall attach each such revised Schedule of Fees or written notice to the Merchant’s copy of this Agreement. As certain pricing to Merchant is based upon annual volume, average ticket and method of doing business stated in the Application, HPS may adjust Merchant’s Discount and/or Transaction fees without prior written notice in the event actual volume and/or average ticket are not as stated or if in the sole opinion of HPS, Merchant has significantly altered its stated method of doing business.
6.3    Merchant shall pay fees charged to Merchant by third parties for telephone equipment, the preparation of the site(s) prior to installation of electronic data capture equipment and/or peripheral equipment, installation, maintenance, line charges, and utility costs. In addition, Merchant shall be liable for any increase in long-distance communication costs, internet access, gateway costs, IP, SSL, DSL, lease, frame, and processing charges from third party vendors that may be reflected in an increase in the Discount rate or fee schedule upon fifteen (15) days, prior written notice to Merchant.
6.4    Merchant shall pay all applicable sales taxes for services and Products provided by HPS.
6.5    Merchant shall pay:
(a) the adjusted fees provided in the then current Schedule of Fees in the event of any of the following:

(i)	any Transaction that is a Card-Not-Present Transaction or is deposited more than one (1) business day following the Transaction date;

(ii)	“Non-Qualifying Transactions” for any Transaction that is not Authorized or is deposited more than two (2) business days following the Transaction date;

(iii)
any non-qualifying fees for any Transaction where a Card is presented and qualifies at higher interchange fees than the qualification that is marked on the application. This may include Corporate, Business, Purchasing and signature Cards and any other Cards issued by the Card Schemes.

(iv)
any non-qualifying fees for any Transaction where a Card Scheme Card is presented and qualifies at higher interchange fees than is marked on the application due to Merchant-owned, third party supplied or maintained POS System.

(b) an amount equal to any increase in interchange rates from the Card Schemes effective upon fifteen (15) days written notice to Merchant; and
(c) Voice Authorization fee $0.65 per Transaction or HPS’ then current rate for Voice Authorizations.
6.6    Merchant shall pay such fees and charges as may be set by HPS for any requested system enhancements or services in addition to those specified herein or in the application or as my be requested by applicable law or changes in Card Scheme Rules.

7. Rights, Duties and Responsibilities of HPS
7.1    HPS is the only entity approved to extend acceptance of Card Scheme Products directly to the Merchant.

(a)	HPS is the principal (signer) to the Agreement.

(b)	HPS will make reasonable efforts to educate the Merchant on pertinent Card Scheme Rules with which Merchants must comply.

(c)	HPS is responsible for and will settle funds with the Merchant.

(d)	HPS is responsible for all funds held in reserve that are derived from settlement.
7.2    HPS will accept all Sales Drafts deposited by Merchant that comply with the terms of this Agreement. HPS will pay to Merchant the total face amount of each Sales Draft, less any Credit Vouchers, Discounts, fees or adjustments determined daily, weekly or monthly. All payments, credits and charges are subject to audit and final review by HPS and prompt adjustment shall be made as required. Notwithstanding any other provision in this Agreement, HPS may refuse to accept any Sales Draft, revoke its prior acceptance, or delay processing of any Sales Draft for any reasonable period of time, as HPS deems necessary and appropriate. HPS shall have no liability to Merchant for additional charges, higher rates, or any other loss, expense or damage Merchant may incur directly or indirectly due to any such refusal, revocation or delay. Circumstances in which acceptance may be refused, delayed or revoked include, but are not limited to the following:
(a) the sale giving rise to such Sales Draft was not made in compliance with all of the terms and conditions of this Agreement, including the Rules, as well as applicable laws and regulations of any governmental authority; or
(b) the Cardholder disputes his or her liability for any of the following reasons:

(i)
the Products covered by such Sales Draft were returned, rejected or defective in some respect or Merchant failed to perform any obligation on its part in connection with such Products, and Merchant has refused to issue a Credit Voucher in the proper amount;

(ii)	the signature on the Sales Draft was not that of an authorized user; or

(iii)	the Cardholder claims that he/she did not authorize the Transaction;
(c) misrepresentation of or material variation in annual bankcard volume, average ticket amount, or nature of Merchant’s business from that stated in the Application;
(d) Merchant fraud or reasonable grounds for belief that fraud may have occurred;
(e) unauthorized Transactions;
(f) excessive Retrieval requests; or
(g) excessive Chargebacks.
7.3    HPS will accept all customer service calls and other communications from Merchant relating to the services provided under this Agreement including, but not limited to, equipment service, disbursement of funds, Account charges, Merchant statements and Chargebacks.
7.4    HPS will process all requests for Sales Drafts from Card Issuers and all Chargebacks and will provide Merchant with prompt notice of requests and Chargebacks.
7.5    HPS will provide terminals, printers and peripheral equipment at Merchant’s request and expense. HPS will obtain repair and replacements on purchased and rented equipment. Merchant shall be liable for all non-warranty repairs, shipping and handling costs.
7.6    HPS may provide online data management information concerning Merchant to Member Sponsor Banks, Card
Schemes, etc. This information includes but is not limited to Merchant detail, deposits, ACH, batches, equipment, Chargebacks, retrievals, online statements and monthly affiliate reports.
7.7    HPS will provide Merchant with all necessary supplies to complete and document Transactions at Merchant’s request and expense as set forth in HPS product price list in effect at the time of such request.
7.8    From time to time HPS may make available to Merchant Products or services provided by independent third party providers. Any Agreement relating to the provision of such Products or services shall be solely between the provider and Merchant. Under no circumstance shall HPS have any liability arising out of or related to the performance or non-performance of any product or service to be provided by any such third party provider.
7.9    HPS reserves the right, without notification, to change or modify all or part of the network configuration used to provide the services. Selection of equipment, hardware, etc. to be used by HPS or HPS’ system shall be left solely to HPS’ discretion. HPS shall not change its equipment protocol or HPS compatibility requirements without prior notice to Merchant.

8. Reserve and Payment Obligations
8.1    Merchant authorizes HPS to establish a non-interest bearing Reserve Account (as defined in this Agreement)
pursuant to the terms and conditions set forth herein. The amount of such Reserve Account shall be set and may be revised by HPS in its sole discretion at any time, based upon Merchant’s processing history and the anticipated risk of loss to HPS.
8.2    In instances of fraud, an Event of Default (as defined in this Agreement), or suspected or known financial loss to HPS, Reserve Account funding may be immediate; otherwise the Merchant shall be notified within three business days of funding the Reserve. HPS may require that such Reserve Account be funded by all or any combination of the following:

(a)	debits to Merchant’s Account or any other Accounts owned by Merchant;

(b)	deductions or offsets to any payments otherwise due to Merchant;

(c)	Merchant’s delivery of a letter of credit; or

(d)
Merchant’s pledge to HPS of a freely transferable negotiable certificate of deposit. Any such letter of credit or certificate of deposit shall be issued or established by a financial institution acceptable to HPS.

In the event of termination of this Agreement by either Merchant or HPS, an immediate Reserve Account, if not already established, will be established by HPS and the Reserve Account will be held by HPS for six-months after termination of this Agreement or for such longer time as HPS may, in its discretion, deem necessary based upon Merchant’s liability to HPS arising prior to or after termination of this Agreement and HPS may deposit into and retain in the Reserve Account any and all amounts otherwise payable to Merchant.
Merchant’s funds held in a Reserve Account may be held in a commingled Reserve Account for the reserve funds of HPS’ Merchants, without involvement by an independent escrow agent. Merchant agrees that it shall have no right, title or interest in or to the commingled Account.
However, Merchant shall have an unsecured contractual claim against HPS with respect to any amount due to Merchant after the expiration of the period described herein. Alternatively in the sole discretion of HPS, HPS may place the funds in a Reserve Account in Merchant’s name, and such funds shall be payable to Merchant therefrom only as provided in this Agreement. Any amount remaining in the Reserve Account when HPS determines that the Reserve Account may be closed shall be released to Merchant.
8.3    To secure the Merchant’s obligations to HPS under this Agreement, and any other Agreement for the provision of related equipment or related services (“Obligations”), Merchant grants to HPS a lien and security interest in and to any of Merchant’s funds now or hereafter in the possession of HPS, whether now or hereafter due or to become due to Merchant from HPS. HPS is hereby authorized (any related notice and demand are hereby expressly waived), to set off, recoup, appropriate, and apply any and all such funds against and on account of Merchant’s obligations under this Agreement, whether such obligations are liquidated, un-liquidated, fixed, contingent, matured or un-matured. Merchant agrees to duly execute and deliver to HPS such instruments and documents as HPS may reasonably request to perfect and confirm the lien, security interest, right of set off, recoupment and appropriation set forth in this Agreement.
8.4    Merchant agrees that HPS may withdraw funds from the Reserve Account at any time without notice to
Merchant in the amount of any obligation of liability of Merchant to HPS hereunder, arising prior to or after termination, including any applicable Early Termination Fees pursuant to Section 11.4.
If Merchant’s funds in the Reserve Account are not sufficient to cover the Chargebacks, adjustments, fees and other charges due from Merchant, or if the funds in the Reserve Account have been released, Merchant agrees to promptly pay HPS the amount of such deficiency upon request.
9. Limitation of Liability; Indemnification; Due Care
9.1    Merchant shall indemnify and hold harmless HPS from all claims, liability, loss and damage, including reasonable attorney’s fees and costs, whether direct or indirect, arising out of any breach by Merchant of the terms of this Agreement, or arising from any act, omission or failure, or for the breach of any representation or warranty by Merchant pursuant to the terms of this Agreement and the Card Schemes Rules and violations of any federal or state law, rule or regulation. Merchant shall pay all fees, costs associated with any action brought by HPS to collect amounts owed by Merchant to HPS under this Agreement.

9.2	Merchant shall indemnify and hold harmless HPS from and against all liability, loss and damage, including reasonable attorney’s fees and costs, arising out of a claim of any third party arising out of

(a)	any agreement to permit Merchant to access other financial services through point of sale equipment provided by HPS or

(b)
the services provided to Merchant from a Merchant Servicer or Third Party Agent, including any and all claims related to the performance or non-performance of Merchant Servicer or Third Party Agent pursuant to such agreement or non-compliance thereof.

9.3    HPS shall have no liability whatsoever and for any reason for

(a)	increased fees or other charges resulting from Merchant’s use of equipment or other software not provided and installed by HPS or

(b)	for any act, omission or damages arising from services provided to Merchant from a Merchant Servicer or Third Party Agent.

9.4
Except as provided in section 9.6 below and subject to Section 4.27, HPS’ sole liability to Merchant hereunder shall be to correct, to the extent reasonably practicable, errors that have been caused by HPS.

9.5
No claim for damages for any performance or failure of performance by HPS under this Agreement shall exceed the Discount fee amount and any other fees or charges paid to HPS in connection with the Card Transaction that is the subject of the alleged failure of performance.

9.6
IN NO EVENT SHALL HPS BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, REVENUES AND BUSINESS OPPORTUNITIES. MERCHANT AGREES TO REIMBURSE HPS FOR ALL COSTS AND EXPENSES, INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES INCURRED AS A RESULT OF ANY SUCH ACTION, PROCEEDING OR LIABILITY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. Without limitation of the foregoing, HPS shall not be liable to Merchant for delays in data transmission. Merchant acknowledges that any losses hereunder are commercial in nature.

9.7
HPS MAKES NO WARRANTY WHATSOEVER REGARDING CARD AUTHORIZATIONS, DECLINES OR REFERRAL CODES, RESPONSES TO REQUESTS FOR AUTHORIZATION, PROCESSING, SETTLEMENT, OR ANY OTHER SERVICES PROVIDED BY OR ON BEHALF OF HPS HEREUNDER, AND HPS HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY TITLE, OR NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE and HPS shall have no liability to Merchant or any other person for any loss, liability or damage arising directly or indirectly in connection herewith. Without limitation of the foregoing, Merchant acknowledges that HPS has no liability or responsibility for the actions or failures of any Card Scheme, Card Issuer or Cardholder.

9.8
HPS shall be excused for timely performance of the Services including processing or other non-performance caused by such events as fires, telecommunications failures, equipment failures, strikes, riots, war; nonperformance of vendors, suppliers, processors or transmitters of information; acts of God or any other causes over which HPS has no control.

10. Display of Materials: Trademarks

10.1
Merchant agrees to prominently display the promotional materials provided by HPS in its place(s) of business. Use of promotional materials and use of any trade name, trademark, service mark or logo type (“Marks”) associated with Card Scheme) shall fully comply with specifications contained in applicable Card Schemes Rules and shall be limited to informing the public that Card(s) will be accepted at Merchant’s place(s) of business.

10.2
Merchant shall only use the Mark in a way to indicate that the Card Scheme is accepted at Merchant and that Merchant is customer of HPS. Marks may not be edited or combined with other Marks. Merchant shall not use any promotional materials or Marks in any way that suggests or implies that a Card Scheme endorses Merchant’s Products or services.

10.3    Merchant may use promotional materials and Marks subject to the approval HPS.
10.4    Merchant agrees that it will discontinue use of any Mark wherever such Marks are displayed, including on the
Merchant’s website(s), once
(a) the Agreement is terminated or expires or

(b) Merchant discontinues acceptance of a Card or participation in a Card Scheme Program. 11. Term: Termination
11.1    This Agreement shall become effective upon acceptance of the first Merchant deposit by HPS and shall continue in effect for a term of thirty-six (36) months therefrom (“Term”). Thereafter, the Agreement will automatically renew for additional twelve (12) month periods unless terminated by any party by giving sixty (60) days written notice prior to the end of any Term, except that in case of an Event of Default by Merchant or as required by a Card Scheme, this Agreement may be terminated by HPS immediately and HPS shall give Merchant written notice within ten (10) days thereafter.
11.2    Upon the occurrence of any event of Default, all amounts payable hereunder by Merchant to HPS shall be immediately due and payable in full without demand or other notice of any kind, all of which are expressly waived by Merchant. For the purposes of this Section 11.2 an “Event of Default” occurs when:

(a)
Merchant shall default in any material respect in the performance or observance of any term, covenant, condition contained in this Agreement, including, but not limited to, the establishment of or maintenance of funds in a Reserve Account in accordance with the provision of Section 8.1 and 8.2; or any noncompliance with the Rules or the operating regulations of a Card Issuer or a reasonable belief by HPS that Merchant will constitute a risk to HPS by failing to meet the terms of this Agreement; or

(b)	Material adverse change in the business, financial condition, business procedure, prospects, Products or services of Merchant; or

(c)
any information contained in the Application was or is incorrect in any material respect, is incomplete or omits any information necessary to make such information and statements not misleading to HPS; or

(d)	any assignment or transfer of voting control of Merchant or its parent; or

(e)	a sale of all or a substantial portion of Merchant’s assets; or

(f)
irregular Card sales or credits by Merchant, Card sales substantially greater than the annual volume or average ticket amount stated on Merchant’s Application, excessive Chargebacks or any other circumstances which, in the sole discretion of HPS, may increase the risk of Merchant Chargebacks or otherwise present a financial or security risk to HPS; or

(g)
reasonable belief by HPS that Merchant is engaged in practices that involve elements of fraud or conduct deemed to be injurious to Cardholders, including, but not limited to fraudulent, prohibited or restricted Transaction(s); or

(h)
any voluntary or involuntary bankruptcy or insolvency proceedings involving Merchant, its parent or an affiliated entity, or any other condition that would cause HPS to deem Merchant to be financially insecure; or

(i)	Merchant engages in any Outbound Telemarketing Transactions; or

(j)	Merchant or any other person owning or controlling Merchant’s business is or becomes listed in any Card Schemes security reporting; or

(k)
Early termination of the Agreement by Merchant without cause. Then, upon occurrence of any Event of Default, all amounts payable hereunder by Merchant to HPS, including any applicable Early Termination Fees (payable as set forth in Section 11.4), shall be immediately due and payable in full without demand or other notice of any kind, all of which are expressly waived by Merchant.

11.3    In the event of termination, regardless of cause, Merchant agrees that

(a)
all obligations and liabilities of Merchant including all Chargebacks, fees, credits and adjustments with respect to any Sales Draft or Credit Voucher presented prior to the effective date of termination shall survive such termination and expressly authorizes HPS to withhold and discontinue the deposit to Merchant’s Account for all Card and other payment Transactions of Merchant in the process of being collected and deposited; and

(b)	it will discontinue all use of Marks of a Card Scheme or HPS.

11.4
At HPS’ discretion, Merchant agrees to pay HPS a fee of $295 per Location (“Early Termination Fee” or “ETF”) if Merchant terminates the Agreement prior to the expiration of the term set forth herein (except if as a result of HPS’ material uncured breach of the Agreement). The ETF shall be deducted in a single payment for the full amount via ACH debit to the Account, at HPS’ option, upon or at any time after HPS’ receipt of Merchant’s notice of termination.

11.5    Neither the expiration nor termination of this Agreement shall terminate the obligations or rights of the parties pursuant to provisions of the Agreement, which by their terms are intended to survive or be perpetual or irrevocable.

11.6    The provisions governing processing and settlement of Card Transactions, all related adjustments, fees and other amounts due from Merchant and the resolution of any related Chargebacks, will continue to apply after termination of this Application or as subsequently adjusted by HPS.
11.7    Supply orders are shipped via ground and any additional shipping fees such as overnight, second day, third day and Saturday delivery will be charged to the Merchant. HPS will collect all charges for supplies and shipping via ACH.
12.Terminated Merchant File
12.1    If Merchant is terminated for cause by a Card Scheme, including but not limited to fraud, counterfeit, duplicate or unauthorized Transactions, excessive Chargebacks or suspect activity, HPS may report Merchant’s business name and the names and other identification of its principals to the Terminated Merchant File.
Merchant expressly agrees and consents to such reporting, and HPS shall have no liability to Merchant for any loss, expense or damage Merchant may sustain directly or indirectly due to such reporting. Merchant shall indemnify and hold harmless HPS against any loss, damage or expense, including reasonable attorneys’ fees, arising from any claim against HPS by any other party that results from a claim by Merchant against such other party as a result of such reporting.
13.Additional Locations & Services
13.1    Merchant may wish to utilize services provided by HPS under this Agreement at its other business Locations
(“Additional Locations”). Merchant may apply to add such Additional Locations provided that such Locations conduct the same type of business and sell the same type of Products. Additional Locations submitted to receive Services under this Agreement shall be subject to approval by HPS, and Merchant shall submit a new Application for any such Additional Location(s).
13.2    Merchant also desires to have the ability to easily access additional systems and services (“Additional
Services”) from HPS beyond those originally requested in the Application. In order to expedite the establishment of Additional Services, Merchant hereby authorizes HPS to take whatever measures necessary to promptly establish any Additional Service that Merchant might request in writing and to execute necessary authorization(s) on Merchant’s behalf on the warranty hereby given that Merchant’s signature on the Agreement shall be valid for all Additional Services. Delivery of any requested Additional Services shall be deemed to have occurred upon Merchant’s first use of any such Additional Services. Merchant acknowledges that all Additional Services shall be governed by this Agreement and the Rules.
14.Notices
14.1    All notices and other communication required or permitted under this Agreement shall be deemed delivered when mailed first-class mail, postage prepaid, addressed to the Merchant at the address stated in the Application and to HPS at the address set forth below, or at such other address as the receiving party may have provided by written notice to the other:
Heartland Payment Systems, Inc.
Attn: Customer Care
One Heartland Way
Jeffersonville, IN. 47130
Phone: (888) 963-3600
Member Sponsor Banks
Issues Regarding Credit Cards
Barclays Bank
125 South West Street
Wilmington, DE 19801
Phone: (302) 622-8990

The Bancorp Bank
409 Silverside Road, Suite 105
Wilmington, DE 19809
Phone: (302) 385-5000
Wells Fargo Bank, N.A.
1200 Montego
Walnut Creek, CA 94598
Phone: (925) 746-4167
Issues Regarding Debit Cards
Bay Bank, FSB
7151 Columbia Gateway Drive
Suite A
Columbia, MD 21046
15. Additional Terms
15.1    Truth of Statements: Merchant represents to HPS that all information and all statements contained in the
Application are true and complete and do not omit any information necessary to make such information and statements not misleading to HPS.
15.2    Personal Guarantees & Guarantor(s): Any individual(s) by execution of the application as guarantor, hereby unconditionally and irrevocably guarantees to HPS the full and faithful performance or payment by Merchant of each and all of its duties and obligations herein set forth, including payment of all sums due and owing and any attorney’s fees and cost associated with the enforcement of terms hereof, whether prior or subsequent to termination or expiration of this Agreement. HPS shall not be required to proceed against Merchant or enforce any other remedy before proceeding against the guarantor(s). This is a continuing guaranty and shall not be discharged or affected by the sale or assignment of the merchant’s business or death of the guarantor(s) unless such release is in writing signed by an authorized HPS representative. It shall bind the heirs, administrators, representatives and assigns of the guarantor(s) and may be enforced by or for the benefit of any successor of HPS.
15.3    Entire Agreement: This Agreement constitutes the entire understanding of HPS and Merchant and supersedes all prior agreements, understanding, representations, and negotiations, whether oral or written between them.

15.4	Amendments: Except as otherwise provided herein, no provision of this Agreement may be waived, amended or modified except in writing by an officer of HPS.
15.5     No Waiver of Rights: Any failure of HPS to enforce any of the terms, conditions or covenants of this Agreement shall not constitute a waiver of any rights under this Agreement.
15.6    Section Headings: All section headings contained herein are for descriptive purposes only, and the language of such section shall control.
15.7    Assignability: Merchant may not assign this Agreement directly or by operation of law, without the prior written consent of HPS. HPS may assign this Agreement without Merchant’s consent. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns. Any assignment by Merchant without the prior written consent of HPS shall be void.
15.8    Damages: In any judicial or arbitration proceedings arising out of or relating to this Agreement, including but not limited to these actions or proceedings related to the collection of amounts due from merchant, the prevailing party shall recover, in addition to all damages awarded, all court costs, fees and expenses of experts and reasonable attorney’s fees.
15.9    Relationship of the Parties: Nothing contained herein shall be deemed to create a partnership, joint venture or, except as expressly set forth herein, any agency relationship between HPS and Merchant.

15.10
Severability: If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such terms or provisions shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

15.11    Confidential Information:
(a) HPS will take reasonable steps to protect Merchant’s confidential information as defined below (“Confidential Information”). The types of Confidential Information that HPS may collect and share will depend on the product or service provided to the Merchant hereunder. Confidential Information may include, but is not limited to, financial information, such as transaction data and financial account information, of Merchant and/or its customers. Confidential Information further includes the first name and last name or the first initial and last name of a person (“Individual”) in combination with any of the following elements that relate to such Individual:

(i)	a social security number;

(ii)	a credit card or debit card number with or without any required security access code;

(iii)	a personal identification number or password that would permit access to a financial account held by the Individual;

(iv)	a driver’s license number;

(v)	a personal bank account number;

(vi)	a passport or visa number; or

(vii)	an e-mail address;
Confidential Information shall not include information that is lawfully obtained and publicly available or that is derived from federal, state or local government records lawfully made available to the public.
(b) Merchant hereby acknowledges that HPS may share Confidential Information with third parties, service providers, and/or business partners that assist in the provision of HPS’ services and/or third party payment-related services, including, but not limited to:

(i)	financial institutions;

(ii)	card brands and/or card issuers;

(iii)	entities that assist with fraud prevention or collections;

(iv)	merchants that sell gift cards via HPS’ websites;

(v)	HPS’ partners that offer payment, gift or loyalty card services; and

(vi)	HPS’ partners that provide analytics and/or marketing services.
HPS may otherwise share or disclose Confidential Information if it determines, in its sole discretion, that it is required to do so pursuant to any applicable law, regulatory requirement, and/or contractual obligation.

15.12	Governing Law: This Agreement shall be construed and governed by the laws of the State of New Jersey without regard to legal principles related to conflict of laws.

15.13
Jurisdiction & Venue: Any suit, action or proceeding (collectively “action”) arising out of or relating to this Agreement shall be brought only in the Superior Court of the State of New Jersey in the County of Mercer, New Jersey, or the United States District Court for the district of New Jersey and Merchant hereby agrees and consents to the personal and exclusive jurisdiction of said courts over it as to all such actions, and Merchant further waives any claim that such action is brought in an improper or inconvenient forum. In any such action, the parties waive trial by jury.

15.14
No Third Party Beneficiary: Under no circumstance, shall any third party be considered a third party beneficiary of Merchant’s rights or remedies under this Agreement or otherwise be entitled to any rights or remedies of Merchant under this Agreement.

15.15
Changes: HPS may change the terms of or add new terms to this Agreement at any time in accordance with applicable law. Any such changes or new terms shall be effective when notice thereof is given by HPS either

through    written    communication    or    on    its    Merchant    website    located    at:
https://infocentral.heartlandpaymentsystems.com.

15.16
Public Statements: Merchant shall obtain the prior written consent of HPS prior to making any written or oral public disclosure or announcement, whether in the form of a press release or otherwise, which directly or indirectly refers to HPS.

16. Optional Card Brand Fees

CONVENIENCE FEE: A fee charged to the Cardholder by the Merchant for a true convenience for accepting a credit or debit card. Examples of a “true convenience” are payment through the internet, mail order or phone order. All Card Schemes allow Merchants to charge a convenience fee. All Card Schemes must be charged equally. The Merchant is required to disclose the fee to the Cardholder and provide the Cardholder with the opportunity to cancel the Transaction, if the Cardholder does not want to pay the convenience fee. In addition to the foregoing, (i) Visa requires Merchants to have a brick and mortar location in order to be allowed to charge a convenience fee; (ii) MasterCard requires processors to register any Government or Education merchant.
SURCHARGE: A charge in addition to the initial amount of the sale on a credit card to cover the Merchant’s cost of acceptance. All Card Schemes allow surcharging. Visa, MasterCard and Discover require Merchants to register with the Card Schemes. The Merchant is required to disclose the fee at the entry of their establishment and at the point of sale. The cardholder must be given the opportunity to cancel the Transaction if they do not want to pay the surcharge fee. The amount of the charge cannot exceed the amount of the Merchant’s discount fee on Visa, MasterCard and Discover and is capped at 4%. The surcharge must appear on the sales receipt separately from the sales amount. All Card Schemes must be charged equally. Currently there are several states that prohibit surcharging. Merchants should check their state and local laws prior to initiating a surcharge.
SERVICE FEE: Visa allows government and education Merchants to charge a different type of fee called a “service fee”. This fee is assessed for accepting payments for taxes, fees and fines for government MCCs and for tuition, room and board, lunch programs, etc. for education MCC Merchants. The service fee can be charged on credit and debit Transactions, in a face-to-face or card not present environment. The service fee must appear separate from the sales amount on the receipt. Merchants must be registered through Visa. Service fee must be disclosed prior to completion of the transaction, allowing the cardholder to cancel the Transaction if they do not wish to accept the service fee. MasterCard allows government and education merchants to charge “convenience fees” and has no separate “service fee” for these MCCs.
OTHER FEES: Handling fees and payment fees are allowed on all Card Schemes as long as these fees are charged on all payment channels; cash, checks, ACH, etc. These are not governed by the Card Schemes specifically. State and local laws may apply and merchants should ensure the fees are allowed in their area of business.

Equipment Purchase, Rental & Customer Owned Equipment Agreement
(“Equipment Agreement”)

Revised: 03/16/16
I.    Equipment Options:
Equipment means the terminals, printers, readers, and accessories or hardware necessary to operate Merchant’s chosen Heartland Payment Systems, Inc. (Heartland) solution. Merchant may choose to provide its own equipment, to purchase equipment from or through Heartland, to rent equipment, or any combination of these options. This Equipment Agreement provides the terms that apply to and govern each of these options, with the terms of Section II applying to all options. This Equipment Agreement is part of and shall be governed by the terms and conditions of the Merchant Processing Agreement (the “Agreement”) between the parties and is incorporated therein by reference.

(a)
Providing Your Own Equipment: Merchant may choose to purchase or lease Equipment from parties other than Heartland. In such case, Heartland makes no promise that Equipment acquired through third parties (“Third Party Equipment”) will work correctly with and for Heartland’s proprietary terminal software application (the “Software”), Services and/or Equipment. Except as specifically stated in this Equipment Agreement, Heartland will not be responsible for any failure, malfunction, speed or adequacy of Third Party Equipment, for performance of Heartland Software or Services on Third Party Equipment or for repair or replacement of any Third Party Equipment except as specifically stated in this Equipment Agreement. Heartland may elect to support certain Third Party Equipment in its sole discretion, and if it so elects Heartland will replace and repair Merchant’s Third Party Equipment should the equipment become inoperative, in which event Merchant will receive replacement equipment and the repaired Third Party Equipment will be placed in Heartland inventory. Merchant will be billed for all replacements and repairs of Merchant’s Third Party Equipment. Returned Merchant Third Party Equipment that cannot be repaired will be replaced and billed as a new purchase at then current rates. Notwithstanding the foregoing, Heartland does not provide repair or replacement service for third party equipment provided by third party Point of Sale (POS) System providers.

(b)
Purchasing Equipment from Heartland: Merchant may choose to buy some or all of the necessary Equipment from or through Heartland. Equipment pricing will be quoted, and must be agreed upon by Merchant (via written order form or phone) before an order will be processed. Equipment fees will be collected via an ACH debit to Merchant’s designated DDA account (the “Account”). Unless otherwise specifically stated in the documentation provided with the Equipment, Heartland provides a one year warranty beginning on the date of shipment on all Heartland supplied Equipment (including its internal Software) that such Equipment shall be free from faulty workmanship and defects in materials (“Heartland Hardware Warranty”). Equipment covered by the Heartland Hardware Warranty will be replaced at no cost to the Merchant during the applicable warranty period. However, Equipment sold to Merchant by or through Heartland and sent back to Heartland, but not covered under the Heartland Hardware Warranty (including, but not limited to, Heartland supplied and sold equipment damaged by fire, lightning, water damage) will be replaced and billed to Merchant as a new purchase at then current rates. After the warranty period, Heartland will replace such Equipment and repair damaged Equipment at Merchant’s expense. If Equipment is damaged by the negligence or the willful acts or omissions of Merchant, its employees, agents or customers during the applicable warranty period, Merchant will be charged for Equipment repairs or replacements. If Equipment purchased from Heartland is returned within sixty (60) days of purchase in Original Condition, Heartland will refund the difference less a restocking fee of $30 for new or used repair/replacement equipment. “Original Condition” means Equipment that has not been used to process transactions, other than to test the Equipment prior to deployment for general use. Heartland will not accept returned Equipment after 60 days of purchase or Equipment not in Original Condition.

(c)
Renting Equipment from Heartland: Merchant may choose to rent Equipment from Heartland. Merchant is liable for all rental payments due hereunder. Rental privileges shall last as long as Merchant continues to remit timely rental payments and complies with its agreements with Heartland. Rented Equipment is the personal property of Heartland and will not be deemed for any purpose to be fixtures. Heartland shall have the right to affix or attach to all rented Equipment a tag or label indicating its ownership of, or interest in, said Equipment. Merchant will not remove, or permit the removal of, any such tag or label. Merchant will not sell, lease, encumber, or otherwise dispose of any interest in any rented Equipment and will keep it free of all liens, claims or encumbrances whatsoever. Rental Equipment is the sole property of Heartland and will be replaced at no expense to Merchant if the Equipment becomes inoperable through no fault of Merchant, its employees, agents or customers. However, if the repair of rental Equipment is due to damage caused by the negligence or the willful acts or omissions of Merchants, its employees, agents or customers, Merchant will be charged for the repairs. Merchant will not be liable for ordinary wear and tear of Equipment. However, Merchant will be liable for the full cost of the Equipment in the event the Equipment is lost, destroyed or made inoperative. Merchant will indemnify Heartland against any loss or destruction of any Equipment for any cause whatsoever, excepting the negligence of Heartland. The Equipment deposit is refundable subject to the condition of the returned Equipment.

Upon Merchant’s written request, Heartland will return the rental deposit upon the return of Equipment with no more than ordinary wear and tear. Heartland shall not be obligated to refund Merchant’s rental deposit unless written request for such refund is made by the Merchant within forty-five (45) days following termination of the Equipment Agreement. Merchant shall pay the monthly rental price indicated on the order form. Rental fees will be collected monthly via an automatic ACH debit to Merchant’s designated DDA Account and will be billed monthly including the last month in which Merchant processes transactions. All Heartland owned Equipment must be returned to Heartland at the expense of the Merchant and rental billing will continue until Equipment is received by Heartland. Should Merchant discontinue processing bankcard Transactions with Heartland prior to the expiration of the term of the Agreement, it shall pay to Heartland an Equipment Agreement cancellation fee of $100.00. If rented Equipment malfunctions and Heartland issues a replacement for said Equipment, Merchant shall, within ten (10) days of receipt of the replacement equipment, ship the malfunctioning Equipment to Heartland at Merchant’s expense. If Merchant fails to so return the malfunctioning Equipment to Heartland, Merchant shall be liable for the full replacement value of said Equipment and for any legal cost incurred by Heartland in connection with recovery of the malfunctioning Equipment. Merchant’s designated DDA Account will be debited for all amounts due Heartland for unreturned Equipment.
II.    Universal Terms:

(a)
Installation and Training: Heartland will program equipment for Authorization and appropriate draft capture. Heartland will ship the Equipment at Merchant’s expense to Merchant’s designated business Location (“Location”) as set forth in the Merchant Application and Agreement. Heartland will provide Merchant with a reasonable number of Quick Reference Guides and/or User Guides, as applicable, to help Merchant install the Equipment. Heartland may amend the Quick Reference Guides and/or User Guides as applicable to the equipment functionality. Merchant agrees to comply with all applicable instructions as set forth in the Quick Reference Guides and/or User Guides when installing Equipment at the Location. Heartland shall provide additional training as Heartland may deem necessary or appropriate. When additional training is deemed to be necessary by Heartland, Merchant will cooperate with Heartland in scheduling its employees for training at mutually convenient times and in making its employees available at the time scheduled. Promptly after the completion of such training at any Location or immediately upon receipt of the Quick Reference Guides and/or User Guides when training is not deemed necessary by Heartland, Heartland shall commence providing the Services through the Equipment installed and connected at such Location, subject to the further terms and conditions of this Equipment Agreement. The obligations of Heartland under this Section II (a) shall not apply to Third Party Equipment except for Third Party Equipment that Heartland, in its sole discretion, elects to support.

(b)
Software: All Heartland Software is licensed (not sold) to Merchant on a limited, non-transferable, non-exclusive basis for use by Merchant on the designated Equipment. This will be for Merchant’s internal purposes only in conjunction with Heartland Services. Heartland Software is the sole and exclusive property of Heartland, including all applicable rights to patents, copyrights, trademarks and trade secrets and shall be held in confidence by Merchant. Merchant will not remove any Heartland designation mark from any supplied material.

Merchant agrees not to disassemble, decompile, reverse engineer or otherwise reduce the software to perceptible form. Merchant may not rent, lease, sub-license or transfer the software. Merchant may not use Heartland software for any purpose or in any manner outside this license. Heartland warrants that the software shall perform substantially in the manner set forth in the applicable Quick Reference Guide and/or User Guide (“Heartland Software Warranty”). Third party software is licensed or sub-licensed to Merchant under the terms, including without limitation the warranty terms, of the manufacturer’s license and of this Equipment Agreement.

Software licensed on a subscription basis is warranted during the period the subscription is in full force and effect. Software licensed on a standalone basis that is not part of Equipment acquired from Heartland and for which a different warranty period is not expressly provided for in the documentation accompanying such software is warranted for ninety (90) days beginning on the date of shipment or download. Heartland does not offer refunds on Heartland software or software licensed or sublicensed by Heartland on behalf of a third party.
Should Heartland determine during the applicable warranty period that the software does not operate as warranted, Heartland will, at its option, replace or repair the software. In the case of third party software, the determination whether to replace or repair shall be made by the applicable third party software licensor.
Export Regulation. Merchant acknowledges that the Software acquired hereunder may include technical data subject to U.S. export control laws and regulations. Merchant shall not itself, or permit any other person or entity, to export, re-export or release, directly or indirectly, any Software or related documentation provided hereunder to any country, jurisdiction or person to which the export, re-export or release of same is prohibited by applicable law.
U.S. GOVERNMENT RESTRICTED RIGHTS. The software and documentation are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in applicable federal law.

(c)	***Heartland Secure Breach Warranty: Heartland agrees to provide this limited warranty for the HEARTLAND SECURE devices.
If the warrantied HEARTLAND SECURE device fails to encrypt or prevent the unauthorized decryption of cardholder data on that particular device and that failure is proven to be a direct result of a defect or error in Heartland’s proprietary software or hardware, Heartland will pay:

(i)	the amount of compliance fines, fees and/or assessments charged by the card brands, issuing bank or acquiring bank, and

(ii)	the amount charged for a directly related forensic audit conducted by a PCI-Certified Qualified Incident Response Assessor (QIRA) of Heartland’s choice.
This warranty applies only if the Merchant is:

(i)
using a    HEARTLAND SECURE device as identified on the HEARTLAND SECURE website:
http://www.heartlandpaymentsystems.com/secure and the theft, conversion or unauthorized decryption is proven to be directly caused by the failure of the HEARTLAND SECURE device;

(ii)	a party to Heartland’s Agreement;

(iii)	processing transactions through Heartland at the time the failure occurs; and

(iv)
in compliance with the terms of the Agreement. The Merchant must comply with all terms and conditions of any equipment agreement or warranty, and the merchant must implement all required updates and upgrades on the HEARTLAND SECURE device and allow access to the device immediately upon Heartland’s request. The Merchant must provide access and information to Heartland and others regarding any claims made by Merchant under the warranty, including but not limited to, financial and/or forensic audits, inspections of facilities, equipment, infrastructure and/or documents. Payment obligations under this warranty will be entirely contingent upon a final finding by the QIRA that the HEARTLAND SECURE device failed to encrypt or prevent the unauthorized decryption of the Merchant’s cardholder data on the HEARTLAND SECURE device.

(d)    Additional Warranties and Limitations:
EXCEPT AS EXPRESSLY PROVIDED HEREIN HEARTLAND MAKES NO ADDITIONAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY STATED HEREIN. HEARTLAND SPECIFICALLY DISCLAIMS WARRANTIES AS TO THE MERCHANTABILITY, CONDITION, DESIGN, OR COMPLIANCE WITH SPECIFICATIONS OR STANDARDS, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY EQUIPMENT, SOFTWARE OR SERVICE. HEARTLAND DOES NOT WARRANT THAT THE EQUIPMENT, SERVICE OR SOFTWARE WILL OPERATE WITHOUT INTERRUPTION OR ON AN ERROR-FREE BASIS, AND EXCEPT AS OTHERWISE PROVIDED IN THE EXPRESS WARRANTIES MADE BY HEARTLAND IN THIS EQUIPMENT AGREEMENT THE EQUIPMENT AND SOFTWARE ARE PROVIDED “AS
IS”.    HEARTLAND SHALL HAVE NO LIABILITY TO MERCHANT FOR INCIDENTAL, SPECIAL,

CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, REVENUES AND BUSINESS OPPORTUNITIES, OR DAMAGES FOR INJURY TO PERSON OR PROPERTY, ARISING OUT OF OR IN CONNECTION WITH THE USE BY MERCHANT OF ANY EQUIPMENT OR SERVICE.

For the avoidance of any doubt, any damages under the Secure Warranty Breach shall be subject to the limitation set out immediately above; provided, however, in accordance with the Agreement, there shall be no direct damages limitation on Merchant’s recovery in relation to the Secure Warranty Breach as described and subject to the warranty language in II(c) above. Heartland’s sole obligation with respect to a warranty claim received by Heartland during the applicable warranty period shall be to replace any malfunctioning equipment or software under warranty, provided however, that Merchant has first utilized Heartland’s telephone assistance services and such assistance has not resolved the Equipment or Software problem. Equipment returned to Heartland as a Repair / Replacement must be in repairable order. Product warranties are not available for used PinPads or PinPad swaps. In addition any PinPad swap must be of like equipment. Heartland will provide, or cause to be provided, telephone assistance in response to telephone inquiries, twenty-four (24) hours a day, seven (7) days a week, including holidays. These hours may be changed at any time, at Heartland’s sole discretion.
Authorization Services typically will be available through installed or connected equipment continuously twenty-four (24) hours a day, seven (7) days a week, except that Services may be interrupted for usually no more than thirty (30) minutes in the aggregate between the hours of 12 midnight and 8 a.m. (CST) for the purpose of system maintenance. Provision of the Services may also be interrupted for reasons beyond the control of Heartland or any independent contractor utilized by Heartland in providing Services. Any extended warranty programs which may be offered by Heartland with respect to equipment or software, if any, shall be governed by the terms and conditions applicable to such extended warranty programs.
(e) Third Party Payment Services: Use of third party payment services is subject to the terms and conditions imposed by the third party service providers sponsoring or otherwise supporting such services (“Third Party Services Terms and Conditions”). Merchant agrees to comply with all applicable Third Party Services Terms and Conditions and should refer to the website of the applicable service provider and other documents provided by such service provider from time to time for the current terms and conditions. Merchant agrees to indemnify Heartland for any losses or liabilities arising from Merchant’s breach of any Third Party Services Terms and Conditions. Also, in Heartland’s reasonable discretion, such a breach by Merchant may be deemed by Heartland to be a breach of the Equipment Agreement and the Merchant Processing Agreement.